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                                                                     EXHIBIT 11
                          STATEMENT RE COMPUTATION OF
                               EARNINGS PER SHARE

Set forth below are computations, on a primary and fully diluted basis in accordance with subparagraph (b)(11) of Item 601 of Regulation S-K of the Securities and Exchange Commission, of earnings per share of the Common Stock of Registrant for the years ended September 30, 1997 and 1996, respectively (in thousands, except per share):

                                               YEARS ENDED SEPTEMBER 30,
                                               -------------------------
                                                   1997         1996
                                               -----------   -----------
     Primary:                                    $29,116        $12,900
     Net income
     Weighted average common shares and
       common share equivalents outstanding       19,811         18,518
     Pro forma primary earnings per share        $  1.47        $  0.70

     Fully Diluted:                              $29,116        $12,900
     Net income
     Weighted average common shares and
       common share equivalents outstanding       19,922         18,518
     Pro forma fully diluted earnings per share  $  1.46        $  0.70